Porter Wright Morris & Arthur LLP 41 South High Street Suites 2800-3200 Columbus, Ohio 43215-6194	March 3, 2010

Direct: 614-227-2059	Rocky Brands, Inc.
Fax: 614-227-2100	39 East Canal Street
Toll free: 800-533-2794	Nelsonville, Ohio 45764

Ladies and Gentlemen:

www.porterwright.com CINCINNATI CLEVELAND COLUMBUS DAYTON NAPLES WASHINGTON, DC
With respect to the Registration Statement on Form S-3 (the “Registration Statement”) being filed with the Securities and Exchange Commission by Rocky Brands, Inc., an Ohio corporation (the “Company”), under the Securities Act of 1933, as amended, relating to the registration of an aggregate of $50,000,000 of shares of Common Stock of the Company, without par value (the “Common Stock”), we advise you as follows:

We are counsel for the Company and have participated in the preparation of the Registration Statement.  We have reviewed the Company’s Second Amended and Restated Articles of Incorporation, as amended, the corporate action taken to date in connection with the Registration Statement and the registration of the Common Stock, and such other documents and authorities as we deem relevant for the purpose of this opinion.

Based upon the foregoing and in reliance thereon, we are of the opinion that when (a) the Board of Directors of the Company or a committee to whom the Board has delegated such authority shall have authorized the sale and issuance of the Common Stock, and (b) the shares of Common Stock shall have been issued and sold as described in the Registration Statement (including any prospectus supplement relating to share of Common Stock), and if in an underwritten public offering, in accordance with the terms of the applicable underwriting agreement and related agreements approved by the Board of Directors of the Company, those shares of Common Stock will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Porter Wright Morris & Arthur LLP

PORTER WRIGHT MORRIS & ARTHUR LLP